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                                                                    EXHIBIT 23.2

                            DEGOLYER AND MACNAUGHTON
                               ONE ENERGY SQUARE
                              DALLAS, TEXAS 75206

                                 March 11, 1994

MESA, Inc.
5205 North O'Connor Blvd.
Suite 1400
Irving, Texas 75039-3746

Gentlemen:

     We hereby consent to (i) the references to our firm under the captions "Business -- General," "Business -- Reserves" and "Experts" in MESA Inc.'s Registration Statement on Form S-3 relating to common stock of MESA Inc. and
(ii) the incorporation by reference in MESA Inc.'s Registration Statement on Form S-3 of (a) the references to our firm under the captions
"Business -- Properties" and "Business -- Reserves" in MESA Inc.'s Annual Report on Form 10-K for the year ended December 31, 1993 (the "MESA Inc. 10-K") and (b) our "Appraisal Report as of December 31, 1993 on Certain Properties owned by MESA Inc. and Hugoton Capital Limited Partnership, including Satanta Plant"; provided, however, that such report pertains to values for only a selected portion of the total properties included in the MESA Inc. Form 10-K. Consequently, our estimates have been combined with estimates prepared by MESA Inc.'s engineers and we are necessarily unable to verify the accuracy of the aggregate reserves, revenue, and discounted present worth.

                                            Very truly yours,

                                            /s/  DEGOLYER AND MACNAUGHTON
                                                 DeGolyer and MacNaughton